Exhibit 10.1

May 5, 2010

To:  Mr. Chris Eales
President Premier Healthcare Professionals, Inc.  (“PHP”)

From:  Bryan Crutchfield

Dear Chris:

I am excited about MCGI moving forward with PHP in a form of strategic alliance to pursue growth and opportunities for both companies.  This agreement shall set forth the terms and conditions pursuant to which MedCAREERS Group, Inc. (“MCGI”) and PHP form a strategic alliance.  As you will see, we need to avoid conflicts of interest issues for both of us and I believe we can achieve that to our mutual best interests.

1.           Acquisition Targets:  PHP directs all acquisition targets it identifies to MCGI.  PHP assists MCGI in preparing a letter of intent to purchase the target.  In certain cases PHP will prepare the LOI so long as it is assignable to MCGI.  MCGI and PHP perform the due diligence together at MCGI’s cost.  Provided MCGI approves the deal based upon due diligence and terms, upon closing of the transaction, PHP will manage the target for MCGI’s benefit.  MCGI will pay PHP (or its nominee) an agreed to fee for management services which fee may be payable in MCGI stock.

2.           Accounting:  PHP shall keep complete and proper separate accounting for each target acquired by MCGI.  MCGI shall have the right to ensure that the records are in auditable form as all revenue from the acquisitions shall belong to MCGI.  The management fee shall be an expense to MCGI.  MCGI has the right to have its auditors perform audit work as reasonably necessary so that MCGI can make its regular required SEC filings.

3.           Stock Package:  PHP or its designee will be granted 1.2 million shares of MCGI stock that shall be restricted.  The restrictions shall be lifted in increments of 25% as and when MCGI Staffing division revenues achieve: (a) $10 million in any one year; and (b) $15 million in any one year; and 50% when EBITDA from the staffing division is $2 million in any twelve month period.  All restrictions are also subject to restrictions imposed by applicable securities laws.  Additionally, 200,000 shares shall vest upon closing of the first acquisition in the staffing space.  MCGI agrees to structure the stock portion of the benefit package in the manner that is most advantageous from a tax perspective so long as vesting is not accelerated without MCGI’s consent.  In the event no acquisitions are closed within 12 months of the date hereof, this Agreement may be terminated by either party and all restricted stock granted hereunder shall be cancelled and the right of first refusal and option to purchase described in 4 below shall terminate.

4.           Contingencies:  You shall cause PHP to enter into a management agreement with MCGI pursuant to which MCGI supervises the accounting and billing and collecting for MCGI’s staffing acquisitions.  The term shall be twelve months renewable at the option of MCGI and PHP.  The management agreement shall also grant MCGI an option to buy PHP for an amount equal to PHP’s debt.  In the event that PHP receives a bona fide offer from a third party to purchase PHP or substantially all of its assets for an amount less than or greater than the debt that PHP desires to accept, MCGI shall have a first right of refusal to match the bona fide offer.  MCGI shall have 15 business days to decide whether to exercise its right of first refusal.  The option to purchase and right of first refusal shall be in effect for the term of the management agreement; however, the option and right of first refusal shall expire if MCGI terminates the management agreement or if MCGI defaults under the management agreement.  Upon the exercise of the option or right of first refusal, MCGI agrees to retain Chris Eales as President of the MCGI staffing division or provide a closing fee equal to $450,000 paid monthly over 24 months if an employment arrangement is not mutually agreed to.  The new employment agreement with Mr. Eales as President will contain a base salary equal to or in excess of $225,000 and provide for 24 months severance if there is a termination for other than cause.  Mr. Eales shall not be bound until a final employment agreement is mutually executed.  The MCGI stock granted to PHP or its designee shall not be acquired by MCGI if the option is exercised.

5.           Responsibilities:  PHP shall refer all acquisition targets to MCGI and may not compete for targets unless MCGI passes on the acquisition.

6.           The parties agree to keep this letter of intent confidential.  If disclosure is required, MCGI may issue a press release.  From this date forward, because of the nature of this letter of intent, you agree to abide by all securities laws and not trade in the stock of MCGI or facilitate trading in MCGI stock except as permitted by securities laws.

7.           Upon execution of this letter of intent, we will begin drafting definitive agreements to consummate the transactions described herein.

8.           The persons signing this letter of intent represent to the other party that they have full power and authority to execute this letter of intent on behalf of their respective entity.

9.           This Agreement shall be governed by Georgia law with proper venue for all disputes to be Fulton County.  This Agreement is also intended to be a framework of the general terms of the referenced management agreement.  In all cases, the parties agree to act in good faith..

10.          Either party may evidence execution of this Agreement by email confirmation, pdf, or fax.

Accepted and agreed to by:

Premier Healthcare Professionals, Inc.	MedCAREERS GROUP, Inc.

/s/ Chries Eales	By: /s/ Robert Bryan Crutchfield
Chris Eales	Chief Executive Officer